VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of February 25, 2007 is made by and between Fairfax Financial Holdings Limited, a Canadian corporation (the “Shareholder”), and Maple Tree Acquisition Corporation, a company incorporated under the laws of British Columbia (“Parent”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Arrangement Agreement (as defined below).

RECITALS:

WHEREAS, concurrently herewith, Parent and Hub International Limited, a Canadian corporation (the “Company”), are entering into an Arrangement Agreement dated as of the date hereof (the “Arrangement Agreement”), providing for the acquisition by Parent of all of the issued and outstanding common shares (the “Shares”) of the Company pursuant to a plan of arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act (the “CBCA”) upon the terms and subject to the conditions set forth in the Arrangement Agreement.

WHEREAS, as of the date hereof, the Shareholder beneficially owns (within the meaning provided in Rule 13d-3 promulgated under the United States Securities Exchange Act of 1934, as amended), and has investment authority over, and the power to vote and dispose of, the number of Shares set forth opposite the Shareholder’s name on Schedule A hereto (the “Owned Shares”, and together with any additional shares and/or other securities directly or indirectly convertible into or exercisable or exchangeable for Shares and/or other voting securities of the Company, the beneficial ownership of which is acquired by such Shareholder during the period from and including the date hereof through and immediately prior to the termination of this Agreement in accordance with its terms, the “Covered Securities”).

WHEREAS, as a condition to the willingness of Parent to enter into the Arrangement Agreement, Parent has required that the Shareholder agree, and in order to induce Parent to enter into the Arrangement Agreement, the Shareholder has agreed, to enter into this Agreement with respect to (a) the Covered Securities and (b) certain other matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1

VOTING AGREEMENT

1.1.	Voting Agreement

The Shareholder hereby agrees that during the Voting Period (as defined below), at any meeting of the shareholders of the Company, however called, or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) is sought from the shareholders of the Company in respect of the transactions contemplated by the Arrangement Agreement or a Company Acquisition Proposal, the Shareholder shall, and shall cause its Subsidiaries to, (i) when a meeting is held, appear at such meeting or otherwise cause the Covered Securities to be counted as present thereat for the purpose of establishing a quorum and (ii) vote (or cause to be voted) in person or by proxy the Covered Securities in favor of the Arrangement Resolution, the Arrangement, the Plan of Arrangement and the transactions contemplated by the Arrangement Agreement and Plan of Arrangement and (iii) vote (or cause to be voted) the Covered Securities against (A) any extraordinary corporate transaction (other than the Arrangement), such as a merger, consolidation, arrangement, amalgamation, business combination, tender or exchange offer, takeover bid, reorganization, recapitalization, liquidation, sale or transfer of a material amount of the assets or securities of the Company or any of its Subsidiaries (other than pursuant to the Arrangement), any other Company Acquisition Proposal or any action that would delay, prevent or frustrate the Arrangement, and (B) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Arrangement Agreement. For the purposes of this Agreement, “Voting Period” shall mean the period commencing on the date hereof and ending immediately prior to the termination of this Agreement in accordance with its terms.

1.2.	Proxy

Shareholder undertakes that: (i) if so requested by the Parent, it shall, no later than five days prior to the date of the Company Meeting, deliver or cause to be delivered by its Subsidiaries to the Company, with a copy to Parent concurrently, a duly executed proxy or proxies directing the holder of such proxy or proxies to vote in favor of the Arrangement and, if necessary, to vote against any Company Acquisition Proposal (other than the Arrangement); (ii) such proxy or proxies shall name such individuals as may be designated by Parent; and (iii) such proxy or proxies will not be revoked (and the Shareholder shall cause it Subsidiaries that own Covered Securities not to revoke) without the written consent of Parent, unless this Agreement is terminated in accordance with its terms. The Shareholder hereby revokes (on its behalf and on behalf of its Subsidiaries that own Covered Securities) any and all previous proxies granted that may conflict or be inconsistent with the matters set forth in Agreement and the Shareholder agrees not to, directly or indirectly, grant (or cause or permit any such Subsidiary to grant) any proxy or power of attorney with respect to the matters set forth in this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

OF THE SHAREHOLDER

The Shareholder hereby represents and warrants to Parent as follows:

2.1.	Valid Existence

The Shareholder is duly organized, validly subsisting under the laws of the jurisdiction of its incorporation.

2.2.	Authority Relative To This Agreement

The Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by the Shareholder and constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms.

2.3.	No Conflict
(a)

The execution and delivery of this Agreement by the Shareholder do not, the performance of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Shareholder or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under contract to which the Shareholder is a party.

(b)

The execution and delivery of this Agreement by the Shareholder do not, and the performance of its obligations under this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any governmental entity, agency or official, except for applicable requirements of the United States Securities Exchange Act of 1934, as amended.

2.4.	Ownership Of Shares

As of the date hereof, the Shareholder is the beneficial owner (within the meaning provided in Rule 13d-3 promulgated under the United States Securities Exchange Act of 1934, as amended) of the Owned Shares set forth opposite the Shareholder’s name on Schedule A hereto, free and clear of all pledges, liens, proxies, claims, charges, security interests, preemptive rights, voting trusts, voting agreements, options, rights of first offer or refusal and any other encumbrances or arrangements whatsoever with respect to the ownership, transfer or other voting of the Owned Shares, other than as created by this Agreement. Shareholder does not beneficially own or exercise control or direction over, directly or indirectly, any securities of the Company except as set out in Schedule A hereto. Other than as provided in this Agreement, Shareholder is not, and no Subsidiary of the Shareholder that owns any Covered Securities is, currently obligated to grant and none of them has granted or has outstanding, any proxy in respect of any of the Owned Shares and none of them has entered into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind as to the Owned Shares. None of the Owned Shares held by the Shareholder or any such Subsidiary is the subject of any commitment, undertaking or agreement, the terms of which would affect in any way the ability of such Shareholder or any such Subsidiary to perform its, his or her obligations as set out in this Agreement or, once acquired by Parent, affect the ability of Parent to vote or otherwise enjoy full rights of ownership thereof. As of the date hereof, no proceedings are pending which, if adversely determined, will have an adverse effect on any ability to vote or dispose of any of the Covered Securities. None of the Shareholder or any Subsidiary of the Shareholder that owns any Owned Securities has appointed or granted any proxy inconsistent with this Agreement with respect to the Covered Securities. All Owned Shares are owned directly by Shareholder, or indirectly through Subsidiaries of Shareholder as set forth on Schedule A hereto.

2.5.	Shareholder Has Adequate Information

The Shareholder is a sophisticated investor with respect to the Covered Securities and has independently and without reliance upon Parent and based on such information as the Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. As of the date hereof, the Shareholder has full knowledge of and access to information concerning the Company and its Shares. Any factors peculiar to the Shareholder, including non-financial factors, that were considered relevant by the Shareholder in assessing the consideration offered under the Arrangement did not have the effect of reducing the consideration that would otherwise have been considered acceptable by the Shareholder. The Shareholder acknowledges that, unless and until this Agreement is terminated in accordance with its terms, the agreements contained herein with respect to the Covered Securities by the Shareholder are irrevocable.

2.6.	Reliance

The Shareholder understands and acknowledges that Parent is entering into the Arrangement Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement.

ARTICLE 3

COVENANTS OF THE SHAREHOLDER

The Shareholder hereby covenants and agrees as follows:

3.1.	No Transfer

Other than pursuant to the terms of this Agreement or the Plan of Arrangement, without the prior written consent of Parent, during the Voting Period, the Shareholder hereby agrees to not, directly or indirectly, or cause or permit any Subsidiary of the Shareholder to, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Covered Securities or (ii) sell, pledge, assign, transfer, encumber or otherwise dispose of (including by merger, consolidation or otherwise by operation of law), or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect assignment, transfer, encumbrance or other disposition of (including by merger, consolidation or otherwise by operation of law) any Covered Securities. Promptly following the date hereof, Shareholder (or the appropriate Subsidiaries of Shareholder that own Covered Securities) and Parent shall deliver joint written instructions to the Company and to the Company’s transfer agent stating that, unless and until this Agreement is terminated in accordance with its terms, the Owned Shares may not be sold, transferred, pledged, assigned, hypothecated, tendered or otherwise disposed of in any manner without the prior written consent of Parent or except in accordance with the terms and conditions of this Agreement. If any Covered Securities are acquired after the date hereof by the Shareholder or a Subsidiary thereof, the foregoing instructions shall be delivered upon acquisition of such Covered Securities.

3.2.	Dissent Rights

Shareholder covenants that it will not (and will not permit or cause any Subsidiary thereof to) exercise any rights of dissent provided under the Arrangement, any applicable laws (including the Canadian Business Corporations Act) or otherwise in connection with the approval of the Arrangement or any other corporate transaction considered at the Company Meeting.

3.3.	Notification

Shareholder agrees that it will promptly notify Parent in writing upon any representation or warranty of it contained in this Agreement becoming untrue in any material respect or upon an obligation of Shareholder or any Subsidiary thereof not being complied with in any material respect.

3.4.	Public Announcement

Shareholder shall consult with Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of Parent, except as may be required by law.

3.5.	Additional Shares

Shareholder shall as promptly as practicable notify Parent of the number of any new Covered Securities acquired by the Shareholder or any Subsidiary thereof, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement as though beneficially owned by the Shareholder on the date hereof.

3.6.	Further Assurances

Subject to Section 3.8(b)(ii), the Shareholder hereby agrees to use its (and to cause its Subsidiaries to use their) commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the Company and Parent in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner possible, the Arrangement and the other transactions contemplated by the Arrangement Agreement and the Plan of Arrangement, and to carry out the intents and purposes of this Agreement. Subject to Section 3.8(b)(ii), the Shareholder agrees that it shall not enter into any agreement or understanding or make any commitment with any person that would violate any provision or agreement contained in this Agreement.

3.7.	Post Transaction Ownership

(a)          Shareholder does not own directly or indirectly any shares, partnership interests, loans, indebtedness or options to acquire the foregoing (each of the foregoing an “Investment”) in Apax Partners, L.P. (“Sponsor 1”), Morgan Stanley Principal Investments, Inc. (“Sponsor 2”), or of the persons listed on Schedule “B-1” in respect of Sponsor 1 and Schedule “B-2” in respect of Sponsor 2 attached hereto (those persons identified on Schedule B-1 and Schedule B-2 together, the “Sponsor Related Parties”).

(b)          From and after the date hereof, and for a period of 24 months following the Effective Date, Shareholder shall, and Shareholder shall cause any person to whom the Shareholder is “related” (within the meaning of subsection 251(2) of the Income Tax Act (Canada) the “ITA” as it currently reads) and in respect of which the Shareholder owns, directly or indirectly, a majority of the voting shares (such “related” person being a “Related Person”) to use commercially reasonable efforts not to (A) own, purchase or acquire, directly or indirectly an Investment in any of Parent, any of Parent's Subsidiaries listed on Schedule “C” attached hereto, Sponsor 1, Sponsor 2, or the Sponsor Related Parties or (B) make any Investment in an Affiliate of Parent that has made a direct or indirect Investment in Parent provided that such Affiliate has been identified by Parent in written notice (the “Notice”) to the attention of Shareholder received at least four weeks prior to the date on which the Shareholder or a Related Person otherwise intended to make the Investment in such Affiliate.

(c)          Notwithstanding section 3.7(b), it is acknowledged and agreed that an investment in the securities of a corporation any class of which are listed on a stock exchange or otherwise publicly traded (excluding, for a period of 12 months following the Effective Date, the acquisition of shares of Morgan Stanley by the persons listed in Schedule “D”) will be permitted and shall not be treated as a contravention of section 3.7(b).

(d)          Shareholder has no knowledge that a Related Person owns or has the intention as of the date hereof to acquire shares of Morgan Stanley.

(e)          An investment in an Affiliate of Parent will not be treated as a breach of section 3.7(a) and (b) if the investment was made prior to actual receipt of the Notice, or an investment was made in a Person that was not an Affiliate of Parent at the time of investment and the Person subsequently merged, amalgamated or combined with a Person that was or became identified in a Notice.

(f)           This representation and covenant will be of no force or effect if an advance tax ruling is not issued to Parent by Canada Revenue Agency in respect of paragraph 88(1)(d) of the ITA other than for breach of section 3.7.

(g)          The Parent covenants that it will advise the Shareholder of the status of the advance ruling application on a timely basis.

(h)          Parent agrees that if it makes a payment to any person for providing the same or similar representation and covenant as received in this section 3.7, it shall forthwith make a payment to the Shareholder on a proportionate basis that its direct or indirect ownership of Shares bears to that direct or indirect ownership of Shares by the other person that received the payment.

3.8.	Non-Solicitation
(a)	Shareholder covenants and agrees (on behalf of itself and its Representatives):

(i)           to immediately cease or cause to be terminated any existing solicitation by the Shareholder with any Persons which could reasonably be expected to lead to any Company Acquisition Proposal;

(ii)          not to, directly or indirectly, through any officer, director, employee, representative, advisor or agent, make, solicit, initiate, facilitate, entertain, encourage or promote any inquiries or proposals regarding, constituting or that may reasonably be expected to lead to a Company Acquisition Proposal or a change of control of the Company or would or could, in any case, result in the sale or other disposition of all or substantially all of the assets of the Company, provided however, that this should not prevent an employee or officer of Shareholder or any Subsidiary thereof if a director or officer of the Company to fulfill his or her fiduciary obligations.

(b)             Notwithstanding anything to the contrary contained above or elsewhere in this Agreement, in no event shall the provisions of this Agreement:

(i)           restrict (or be deemed to restrict or otherwise apply to) the actions of any individual serving on the Board of Directors of the Company, regardless of whether such individual is also an officer, director, employee or other representative of the Shareholder;

(ii)          restrict (or be deemed to restrict or otherwise apply to) any action taken by the Company, or by the Shareholder at the request of the Company, to make, solicit, initiate, facilitate, entertain, encourage or promote any Company Acquisition Proposal in accordance with Section 6.4 of the Arrangement Agreement.

ARTICLE 4

MISCELLANEOUS

4.1.	Termination

This Agreement shall terminate upon the earlier to occur of (i) the Effective Time or (ii) the termination of the Arrangement Agreement in accordance with its terms. Upon termination of this Agreement pursuant to this Section 4.1, this Agreement and all of the provisions of this Agreement will then be null and void and have no further force and effect and all other rights and liabilities of the parties hereunder will terminate without any liability of any party to any other party; provided, however, that Section 3.7 shall survive for a period of 24 months after the Effective Date. Notwithstanding anything to the contrary contained in this Agreement, the Shareholder’s liability for money damages for any breach of any provision of this Agreement shall not exceed US$5.0 million in the aggregate, provided the foregoing is not intended to limit Parent's rights to seek equitable remedies as contemplated by Section 4.11 other than with respect to Section 3.7

4.2.	Intentionally Omitted
4.3.	Fees And Expenses

All costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement shall be paid by the party incurring such costs and expenses.

4.4.	Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4.4):

if to Parent, to it:
c/o Apax US VII, L.P. c/o Apax Partners, LP 153 East 53rd Street, 53rd Floor New York, New York 10022
Attention:	Mitch Truwit William Logan
Fax: 646-349-3314

and
Apax Europe VII Investments Sàrl c/o Apax Partners, Ltd. 15 Portland Place, London, W1B 1PT
Attention:	Stephen Kempen
Fax: 44-20-7666-6441
with a copy (which shall not constitute notice) to:

Ropes & Gray LLP One International Place Boston, MA 02110-2624
Attention:	Daniel S. Evans Christopher W. Rile
Fax: 617-951-7000
and to:

Stikeman Elliott LLP 1155 René-Lévesque Blvd. West 40th Floor Montréal, Quebec H3B 3V2
Attention:	Stephen Kempen
Fax: 514-397-3222
and:
c/o Morgan Stanley Principal Investments, Inc. 1585 Broadway New York, New York 10036
Attention:	Thomas E. Doster
Fax: 212-507-4257

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004
Attention:	Mitchell S. Eitel
Brian E. Hamilton
Fax 212-558-3588

if to the Shareholder:
Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7
Attention:	Paul Rivett

Additionally, any notice delivered to any party hereto shall also be given to the Company in accordance with this Section 4.4 at:

If to the Company, to it at:
Hub International Limited 55 East Jackson Boulevard Chicago, IL 60604
Attention:	W. Kirk James
Fax: 312-279-4981
with a copy (which shall not constitute notice) to:
Shearman & Sterling LLP Commerce Court West Suite 4405, P.O. Box 247 Toronto, ON M5L 1E8
Attention:	Christopher J. Cummings Adam M. Givertz
Fax: 416-360-2958

4.5.	Intentionally Omitted
4.6.	Entire Agreement; Assignment

This Agreement and the Arrangement Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent may assign all or any of their rights and obligations hereunder to an Affiliate if such Affiliate is also the assignee of the rights and obligations of the Parent under the Arrangement Agreement, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

4.7.	Amendment

This Agreement may be amended by the parties at any time prior to the Effective Time, but only with the consent of the Company, which consent shall not be unreasonably withheld. Subject to the preceding sentence, this Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

4.8.	Waiver

At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein, provided that the Shareholder may not waive compliance with, or any condition under, the Arrangement Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

4.9.	Parties in Interest

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

4.10.	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

4.11.	Specific Performance; Submission To Jurisdiction

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the Southern District of the State of New York or, if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, in the state courts located within New York, New York, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of the State of New York and the state courts located within New York, New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the United States District Court for the Southern District of the State of New York or the state courts located within New York, New York and (iv) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 4.4. Each party hereto hereby agrees that, to the fullest extent permitted by Law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 4.4 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, this provision shall not apply to any breach of Section 3.7., for which Shareholder shall be liable only for money damages in accordance with Section 4.1 hereof.

4.12.	Waiver of Jury Trial

Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 4.12.

4.13.	Headings

The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

4.14.	Counterparts

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

4.15.	Further Assurances

From time to time, at the request of another party and without further consideration, each party hereto shall take such reasonable further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parent and the Shareholder have caused this Agreement to be duly executed on the date hereof.

MAPLE TREE ACQUISITION CORPORATION

By:	/s/ Mitch Truwit
Name: Mitch Truwit Title: Secretary

By:	/s/ Stephen Green
Name: Stephen Green Title: President

FAIRFAX FINANCIAL HOLDINGS LIMITED

By:	/s/ Brad Martin
Name: Brad Martin Title: Vice President

Schedule A

Shareholder	Beneficial Ownership of the Owned Shares
Fairfax Financial Holdings Limited	10,325,428 Shares

Shareholder	Record Ownership of the Owned Shares
Fairfax Financial Holdings Limited	257,875 Shares
Markel Insurance Company of Canada (“Markel”)*	1,532,151 Shares
Federated Insurance Company of Canada (“Federated”)	579,740 Shares
Lombard General Insurance Company of Canada (“Lombard”)	2,695,376 Shares
Clearwater Insurance Corp. (“Clearwater”)**	5,260,286 Shares

* Markel, Federated and Lombard are wholly-owned subs of Northbridge Financial Corporation, a TSX listed company which is a majority-owned (equity and voting) by the Shareholder.

** Clearwater is a wholly-owned subsidiary of Odyssey Re Holdings Corp., a NYSE listed company which is majority-owned (equity and voting) by the Shareholder.

Schedule B-1

Apax US VII, L.P.

Apax Europe VII -A, L.P.

Apax Europe VII-A (ERISA Feeder), L.P.

Apax Europe VII-A (Feeder), L.P.

Apax Europe VII-B, L.P.

Apax Europe VII-1, L.P

Apax Europe VII Investments Sàrl

Schedule B-2

Morgan Stanley

Morgan Stanley Principal Investments, Inc.

SCHEDULE C

1.	798676 Alberta Ltd.
2.	805977 Alberta Ltd.
3.	ABCO Insurance Underwriters, Inc.
4.	ABCO Premium Finance, Inc.
5.	American Coverage Administrators, Inc.
6.	Assurances Réal Guérin Inc.
7.	Beacon Underwriting Ltd.
8.	Blade Premium Finance Company, Inc.
9.	Brewer & Lord LLC
10.	Brewer & Lord Insurance Advisers, Inc.
11.	Burnham Stewart Reinsurance Ltd.
12.	Claims Administration Corporation
13.	Chartier, Moisan & Associés Inc.
14.	Coburn Insurance Agency, Inc.
15.	Cross Border Underwriting Services Inc.
16.	eBenefits Group, LLC
17.	Ernst-Roy Hobbs Inc.
18.	Gecko Reinsurance Company, Ltd
19.	Gestion Christian Chartier Ltée
20.	HILP 2 LLC
21.	HILP 3 LLC
22.	HILP 4 LLC
23.	HILP 5 LLC
24.	HILP 6 LLC
25.	HILP 7 LLC
26.	HILP 8 LLC
27.	HILP 10 LLC
28.	HILP 11 LLC
29.	HILP 12 LLC
30.	HILP 13 LLC
31.	HILP 14 LLC
32.	HILP 15 LLC
33.	Hub-BHJ Insurance, Inc.
34.	Hub Capital Inc.
35.	Hub Financial Inc.
36.	Hub Hungary Liquidity Management Limited Liability Company
37.	Hub Insurance Partners
38.	Hub International (Brentwood) Ltd.
39.	Hub International (Richmond Auto Mall) Ltd
40.	Hub International Barton Limited
41.	Hub International Florida, Inc.
42.	Hub International Group Northeast Inc.
43.	Hub International Gulf South Limited
44.	Hub International Inc.

45.	Hub International Limited Partnership
46.	Hub International Midwest Limited
47.	Hub International New England II, LLC
48.	Hub International New England III, LLC
49.	Hub International New England, LLC
50.	Hub International Northeast Limited
51.	Hub International Northwest LLC
52.	Hub International of California Insurance Services, Inc.
53.	Hub International Ontario Limited
54.	Hub International Partners Limited
55.	Hub International Pennsylvania LLC
56.	Hub International Personal Insurance Ltd.
57.	Hub International Quebec Limited
58.	Hub International Southwest Agency Limited
59.	Hub International Transportation Insurance Services Inc.
60.	Hub International TOS Limited
61.	Hub U.S. Holdings, Inc.
62.	Hub-BHJ Insurance, Inc.
63.	Impact Select Group, Inc.
64.	Louis A. Lorange, Inc.
65.	MBA/BIG Management Partners L.L.C.
66.	National Premium Finance Company
67.	Park Brokerage, Ltd.
68.	Pension Services, Inc.
69.	Program Brokerage Corporation
70.	Satellite Acquisition Corporation
71.	Société De Gestion Pierre C. Paquette Inc.
72.	Spectrum Financial Services, Inc.
73.	Talbot Agency of Arizona, Inc.
74.	Talbot Financial Corporation
75.	Talbot Northern New Mexico Insurance Agency, Inc.
76.	THB Intermediaries, Inc.
77.	The Feitelberg Company LLC
78.	The Feitelberg Company of Rhode Island, Inc.
79.	The Wholesale Insurance Group Inc.

Schedule D

Fairfax Financial Holdings Limited

Clearwater Insurance Company

Markel Insurance Company of Canada

Lombard General Insurance Company of Canada

Federated Insurance Company of Canada